Exhibit (d)(4)

Paine Schwartz Food Chain Fund VI, L.P.
475 Fifth Street, 17th Floor
New York, NY 10017

November 21, 2022

Project Cloud Holdings, LLC
c/o Paine Schwartz Partners, LLC
475 Fifth Street, 17th Floor
New York, NY 10017

Re:          Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Paine Schwartz Food Chain Fund VI, L.P., a Cayman Islands limited partnership (the “Investor”), subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, equity securities of Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), at or immediately prior to the Closing.  It is contemplated that pursuant to the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Project Cloud Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), Parent shall acquire the Company through the merger of Merger Sub with and into the Company.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.

(a)
Upon the terms and subject to the conditions set forth herein, the Investor hereby commits to (x) purchase, or cause an assignee or assignees permitted by paragraph 3 of this Agreement to purchase, in cash, directly or indirectly, at or immediately prior to the Closing, $200,000,000 of equity securities of Parent plus, to the extent necessary, an additional amount of equity securities of Parent for the payments contemplated by sub-clause (iii) below, solely for the purpose of allowing Parent and/or Merger Sub to fund any and all amounts required to be paid by Parent in connection with the Merger Agreement at the Closing, including (i) the aggregate cash consideration to which the holders of Shares and Series A Shares become entitled, respectively, pursuant to Section 4.1 of the Merger Agreement, (ii) the aggregate cash consideration to which the holders of Company Stock Options, Company SARs, Company RSU Awards, Company Phantom RSU Awards, Company PSU Awards, Company Phantom PSU Awards and Company Restricted Shares become entitled, respectively, pursuant to Section 4.3 of the Merger Agreement, in the case of each of clause (i) and (ii), payable at Closing (clauses (i) and (ii), collectively, the “Merger Consideration”), and (iii) to pay any and all related fees and expenses, in each case required to be paid at the Closing in connection with the Merger Agreement (the commitment described in this clause (x), the “Closing Payment Commitment”) or (y) pay, or cause an assignee or assignees permitted by paragraph 3 of this Agreement to pay, in cash, (i) (A) $43,000,000 for the payment of monetary damages to the Company in the event of an issuance, following the termination of the Merger Agreement, of a Final Order (as defined below) that requires Parent and/or Merger Sub to pay damages to the Company for any Fraud or in respect of a Willful and Material Breach of the terms of the Merger Agreement plus (B) any Enforcement Costs (the “Damages Commitment”), plus (ii) to the extent applicable, any Parent Reimbursement Obligations (the “Reimbursement Commitment” and together with the Damages Commitment, collectively, the “Termination Commitment” and the preceding clauses (x) or (y), as the case may be, the “Commitment”).  Subject to the conditions set forth in paragraph 2 below, the Investor will fund, or cause to be funded, the Closing Payment Commitment in cash at or immediately prior to the Closing on the Closing Date in connection with the substantially simultaneous issuance to the Investor of the equity of Parent or an affiliated parent entity of Parent.

November 21, 2022

(b)
Subject to the terms and conditions hereof,  Parent hereby agrees to issue and sell equity and/or debt securities of Parent for an aggregate purchase price in cash of up to the Commitment for the purposes stated in paragraph 1(a); provided, that any purchase of debt securities shall not in any way affect the Closing (including where Parent obtains debt financing in connection with the Merger), or the accuracy of the Investor’s representations and warranties set forth in paragraph 8 of this Agreement.  The proceeds from the Investor’s investment shall be used solely for funding any and all amounts due and payable up to the Commitment pursuant to either clause (x) or (y) of paragraph 1(a), and the Investor shall not, under any circumstances, be obligated to contribute to Parent more than the Commitment. The obligations of the Investor to fund any portion of the Commitment may be reduced by the Investor on a dollar-for-dollar basis by any amounts actually contributed, directly or indirectly, to Parent to fund, or cause to be funded, the Commitment; provided, for the avoidance of doubt, that the Investor shall retain all liability to fund any portion of the Closing Payment Commitment that is not funded to Parent to consummate the Merger; provided further that, in each case, any such reduction shall not occur unless and until (I) in the event that the Closing shall occur, simultaneously with the occurrence of the Closing, (II) in the event that the Closing shall not have occurred and the Merger Agreement shall have been terminated, such time as the Termination Commitment shall have been satisfied in full, it being understood that the Termination Commitment shall be deemed satisfied in full in the event a Final Order is issued providing for damages of less than the Parent Liability Limitation and Parent has paid or caused to be paid such lesser amount plus any Enforcement Costs and Parent Reimbursement Obligations in accordance with the terms of this Agreement.  “Final Order” means a final, binding and non-appealable order of a court of competent jurisdiction in accordance with Section 9.5(a) of the Merger Agreement.

2.            The Investor’s obligations under this Agreement, including the obligation of the Investor to fund the Commitment, are subject to: (a) the execution and delivery of the Merger Agreement, (b) in respect of the Closing Payment Commitment only, the satisfaction or written waiver by the parties to the Merger Agreement, as applicable, of each of the conditions to such parties’ obligations to consummate the transactions contemplated by the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), and the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement, (c) in the case of the Reimbursement Commitment, the termination of the Agreement and (d) in the case of the Damages Commitment, the termination of the Merger Agreement and a Final Order having been issued requiring Parent to pay damages to the Company in respect of Fraud or a Willful and Material Breach of the Merger Agreement prior to the date of such termination. For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this Agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement.

November 21, 2022

3.           This Agreement and the obligation of the Investor to fund the Commitment, or cause the Commitment to be funded, shall automatically and immediately terminate upon the earlier to occur of (a) the consummation of the Closing and the payment of all amounts required to be paid at Closing, including the payment of the Merger Consideration in accordance with the Merger Agreement (at which time the obligation shall be discharged), (b) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that, the Investor’s obligation to pay or cause to be paid any portion of the Termination Commitment shall survive any such termination and remain in full force and effect and shall be enforceable by each of Parent and, pursuant to and subject to the limitations set forth in paragraph 6, the Company, to the extent necessary to require the Investor to provide funds to Parent pursuant to clause (y) of paragraph 1(a), for a period of six (6) months following the termination of the Merger Agreement in accordance with its terms (the “Final Termination Date”), unless prior to the end of such period the Company shall have commenced a legal proceeding in a Chosen Court alleging amounts payable by Parent and/or Merger Sub to the Company in respect of Fraud or a Willful and Material Breach of the Merger Agreement, in which case the Final Termination Date shall be automatically extended until the day immediately following the earlier to occur of (x) a Final Order resolving such legal proceeding and satisfaction of the Termination Commitment, if applicable, or (y) a written agreement signed by each of the parties hereto terminating the Termination Commitment and (c) the Company or any of its Affiliates, Subsidiaries, officers or Directors (other than Recused Directors) filing, any claim or action against Parent, Merger Sub, the Investor or any of their respective Affiliates (including the Investor Affiliates (as defined below)), or, on behalf or at the request of the Company, any of the Company’s advisors or representatives, in connection with the transactions contemplated by the Merger Agreement, in each case other than (A) claims and/or actions by the Company against the Investor under this Agreement (to the extent expressly permitted under paragraph 6 of this Agreement), (B) claims and/or actions by the Company against Parent and/or Merger Sub under the Merger Agreement (but solely to the extent permitted thereby), and (C) claims and/or actions by the Company under the Support Agreement.  Paragraphs 3, 4, 5, 6, 7 and 10 shall remain in full force and effect, notwithstanding any termination of this Agreement.  The Commitment set forth herein shall not be assignable by Parent without the Investor’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of the Investor and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  The rights of the Company hereunder shall not be assignable by the Company without the Investor's and Parent's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and Parent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  The obligations of the Investor hereunder shall not be assignable by the Investor without Parent’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of Parent and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that, subject to paragraph 1(b), the Investor may assign one or more portions of its Commitment to any of its Affiliates and/or to any fund or entity advised by Investor or its Affiliates so long as such assignment does not impair, delay or prevent the consummation of the Closing; provided, further, that no such assignment by the Investor shall relieve the Investor of any of its obligations hereunder.  Any transfer or assignment in violation of the preceding three sentences shall be null and void.  This Agreement and the Merger Agreement set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings with respect thereto.

November 21, 2022

4.           Other than as required by applicable Law or the rules of any national securities exchange (including as and to the extent required in connection with any SEC filing relating to the Merger and the other transactions contemplated by the Merger Agreement) (each a “Relevant Authority”) or in connection with the enforcement of, or any Action related to or arising in connection with, this Agreement or the Merger Agreement, each of the parties agree that it will not, nor will it permit its representatives, advisors or Affiliates to, disclose to any Person the contents of this Agreement, other than to (a) their respective Affiliates, limited partners, general partners, members, managers, directors, officers, employees, agents and advisors (collectively, “Representatives”) and (b) the Company and its Representatives; provided, that each of the foregoing is instructed to maintain the confidentiality of this Agreement subject to the terms set forth herein. Notwithstanding the preceding sentence, the Company, the Investor, and their respective Affiliates and Representatives shall have the right to make such disclosures as are required by any Governmental Authority having jurisdiction over the Company, the Investor, and their respective Affiliates or Representatives; provided that, except to the extent not reasonably practicable or as may be prohibited by applicable Law, such disclosing party shall provide a copy of any such disclosure to the other parties hereto, with a reasonable opportunity promptly to review and provide written comment on any such disclosure in advance, and the disclosing party shall consider such written comments in good faith.

5.           The Investor Affiliates are express third party beneficiaries of paragraphs 3, 4, 5, 6, 7, 9, 10 and 11 of this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Parent and the Investor has obligations hereunder and that, notwithstanding that the Investor is a limited partnership, no Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Investor Affiliate, through the Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Investor, Parent or Merger Sub against the Investor or any Investor Affiliate, or otherwise.  For purposes of this Agreement, the term “Investor Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of the Investor or the foregoing (it being understood that the term Investor Affiliate shall not include the Investor, Parent or Merger Sub).  For the avoidance of doubt, neither the Investor nor any Investor Affiliate is a party to, or has any obligations under, the Merger Agreement.

6.            Except as otherwise set forth in paragraph 5 or this paragraph 6, this Agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent. In no event shall any of Parent’s creditors have any right to enforce this Agreement or to cause Parent to enforce this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, the Company (but, for the avoidance of doubt, not its stockholders or any of its other securityholders) is hereby made an express and intended third-party beneficiary of this Agreement and may enforce the terms of this Agreement against the Investor and Parent as if the Company were a party hereto (a) solely with respect to the Closing Payment Commitment, if, and only if, (i) all conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement have been satisfied or waived (other than those conditions that, by their terms, cannot be satisfied until the Closing but which are fully capable of being satisfied at the Closing) and (ii) Parent and Merger Sub fail to consummate the Closing by the date on which the Closing would otherwise be required to have occurred pursuant to Section 1.2 of the Merger Agreement, (b) solely with respect to the Damages Commitment, solely pursuant to a Final Order and subject to the limitations (including the cap on damages) set forth in this Agreement and the Merger Agreement, (c) solely with respect to the Reimbursement Commitment, solely following a termination of the Merger Agreement, and (d) to enforce the provisions of paragraphs 9, 10, 11 and 12 of this Agreement, and in each of the cases of clauses “(a)”, “(b)” “(c)” and (d) above, without a requirement to post a bond or other security as a prerequisite to obtaining equitable relief .

7.           Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual and not fiduciary in nature.

November 21, 2022

8.           The Investor hereby represents and warrants with respect to itself to Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor has been duly and validly authorized and approved by all necessary limited partnership action by it; (c) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement; (d) it has and will have for so long as this Agreement shall remain in effect uncalled capital commitments or otherwise will have available funds sufficient to fund the amount of (i) the Closing Payment Commitment when and as required hereunder for so long as the Merger Agreement has not been terminated or (ii) the Damages Commitment when and as required hereunder for so long as this Agreement shall remain in effect in accordance with paragraph 3 hereof; (e) except for such consents, approvals, authorizations, permits of, filings with and notifications to, Governmental Authorities contemplated by the Merger Agreement to be obtained or made after the date hereof, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement; (f) there is not in existence any document, agreement, arrangement or understanding in relation to any aspect of this Agreement to which the Investor, Parent, or any of their Affiliates is a party which would prejudice Parent’s ability to pay or procure payment of the amounts payable pursuant to the Merger Agreement or the Investor’s ability to fund the Commitment pursuant to this Agreement; and (g)(i) it and its Affiliates and their representatives will not cause Parent to file for any voluntary Insolvency Proceeding, (ii) the Investor will take all necessary actions so that Parent does not file for any voluntary Insolvency Proceeding and (iii) the Investor will use reasonable best efforts to oppose any involuntary Insolvency Proceeding, in each case with respect to Parent (for the avoidance of doubt, in no event shall such efforts include the obligation to provide or expend funds that are not otherwise required to be provided or expended pursuant to this Agreement).  “Insolvency Proceeding” means any insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, assignment, reorganization or other similar proceeding under any provisions of federal or state bankruptcy Law.

9.            This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Investor and the Company.

10.

(a)
THIS AGREEMENT AND ANY CLAIM, CAUSE OF ACTION OR ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY DIRECTLY OR INDIRECTLY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  Each of the parties hereto (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth herein or in Section 9.6 of the Merger Agreement, as applicable, with such service to become effective ten (10) days after such mailing.

November 21, 2022

(b)
EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 10(b).

11.          This Agreement may be executed (including by an electronic signature (e.g., DocuSign)) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

12.          For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

PAINE SCHWARTZ FOOD CHAIN FUND VI, L.P.

By:	Paine Schwartz Food Chain Fund VI GP, L.P.
Its:	General Partner

By:	Paine Schwartz Food Chain Fund VI UGP, LLC
Its:	General Partner

By:	/s/ Kevin Schwartz
Name:	Kevin Schwartz
Title:	Managing Member

Accepted and agreed as of the date first written above

PROJECT CLOUD HOLDINGS, LLC

By:	/s/ Kevin Schwartz
Name:	Kevin Schwartz
Title:	President and Chief Executive Officer

Signature Page to Equity Commitment Letter